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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RealNetworks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42579, 333-53127, 333-63333, 333-55342, 333-102429) on Form S-8 of
RealNetworks, Inc. and subsidiaries, of our reports dated January 17, 2003, relating to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the related consolidated financial statement schedule, which reports appear in the 2002 Annual report on Form 10-K of RealNetworks, Inc. Our report refers to a change in the method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP


Seattle, Washington
March 24, 2003